Exhibit 99.1

KKR Financial Holdings LLC Takes Steps to Improve Liquidity Profile and Expects to

Announce Positive EPS for Second Quarter

SAN FRANCISCO, July 28, 2009 — KKR Financial Holdings LLC (NYSE: KFN) (the “Company” or “KFN”) today announced that it has taken certain actions with respect to four of its collateralized loan obligation (“CLO”) transactions that the Company’s management believes will have a positive impact on KFN’s liquidity outlook.  Additional details on the transactions are summarized below and detailed in the Form 8-K filed today with the Securities and Exchange Commission.

William Sonneborn, the Company’s Chief Executive Officer, said, “As stated in previous earnings calls, addressing near-term liquidity and cash flow issues have been a priority for KFN’s new management team.  The actions undertaken with respect to CLO 2005-1, CLO 2005-2 and CLO 2006-1 also provide the benefit of preserving the low-cost senior debt of these CLO transactions which have an attractive weighted-average cost of funding of three-month LIBOR plus 0.27%.  In addition, these transactions, together with the deleveraging of CLO 2009-1, our highest cost structured finance vehicle, greatly improve KFN’s future liquidity profile.”

In addition, the Company announced that it will issue its financial results for the quarter ended June 30, 2009 following the close of trading on the New York Stock Exchange on Thursday, August 6, 2009.  The Company expects to announce earnings for the quarter of between $0.11 and $0.19 per diluted common share.  In addition, as previously announced, the Company does not expect to make any cash distributions to shareholders for the quarter.  At June 30, 2009, the Company had unrestricted cash of approximately $114 million.

Actions Taken Relative to KKR Financial CLO 2009-1, Ltd. (“CLO 2009-1”)

In response to both the strong improvements in the credit market and increases in loan prices during the second quarter of 2009, the Company sold certain of its investments financed in CLO 2009-1 in order to generate proceeds to repay the entire amount of senior notes outstanding, which amount totaled approximately $561 million as of March 31, 2009.  The Company focused such sales on assets which had the highest prices relative to par.  On July 24, 2009, the Company retired the remaining outstanding senior notes of CLO 2009-1.  Prior to the retirement of the senior debt, an affiliate of the Company held a 20% interest in the subordinated notes issued by CLO 2009-1.  As part of the deleveraging of CLO 2009-1, the subordinated notes in CLO 2009-1 held by the Company’s affiliate were retired in exchange for a 20% interest in each of CLO 2009-1’s assets which remained following the deleveraging.

Following the deleveraging transaction and the distribution of assets to the Company’s affiliate, the Company now holds the residual assets of CLO 2009-1, which consists of approximately $317 million par amount of corporate debt investments with an estimated fair market value of $242 million and approximately $15 million of cash and receivables.  The Company believes that these assets currently generate approximately $11 million of annualized cash interest income for the Company that would have otherwise been used to amortize and pay interest on the senior notes issued by CLO 2009-1, which had a coupon of three-month LIBOR plus 4.25%.

Actions Taken Relative to KKR Financial CLO 2005-1, Ltd. (“CLO 2005-1”), KKR Financial CLO 2005-2, Ltd. (“CLO 2005-2”), and KKR Financial CLO 2006-1, Ltd. (“CLO 2006-1”)

The Company surrendered for cancellation, without consideration, approximately $298 million in aggregate principal amount of mezzanine and junior notes (the “Surrendered Notes”) previously issued to it by the issuers of CLO 2005-1, CLO 2005-2, and CLO 2006-1.  The Surrendered Notes were promptly cancelled upon receipt by the trustee of each transaction and the related debt was extinguished by the issuers thereof.  The Company believes that this transaction brings the over-collateralization (“OC”) tests for these three CLOs into compliance, enabling the mezzanine and subordinated note holders, including the Company, to resume receiving cash flows from these transactions during the period when the OC tests are maintained.  The details of the mechanics of the CLOs and the OC tests are described in further details in the Sources of Funds section of the MD&A in the Company’s Forms 10-Q for the Quarter ended March 31, 2009 on file with the Securities and Exchange Commission.

In accordance with accounting principles generally accepted in the United States of America, the Company consolidates its CLOs subsidiaries and therefore does not expect this transaction to have an impact on its consolidated financial statements. Similarly, as CLO 2005-1, CLO 2005-2 and CLO 2006-1 are treated as disregarded entities for tax purposes, this transaction is not expected to have any tax implications for the Company or its shareholders.

Information for Investors: Earnings Conference Call and Webcast

KFN will issue its financial results for the quarter following the close of trading on the New York Stock Exchange on Thursday, August 6, 2009.  In addition, a conference call to discuss the Company’s results will be held on Thursday, August 6, 2009 at 5:00 PM ET.  The conference call may be accessed by dialing (877) 548-7903 (Domestic) or (719) 325-4851 (International); a pass code is not required.  A telephonic replay of the call will be available through Thursday, August 20, 2009 by dialing (888) 203-1112 (Domestic) and (719) 457-0820 (International) / pass code 4301621.  Supplemental materials that will be discussed during the call and the live audio web cast will be available in the Investor Relations section of the Company’s website at http://www.kkr.com/kfi/kfn_webcasts_presentations_and_important_documents.cfm.  An audio replay of the web cast will be archived in the Investor Relations section of the Company’s website.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a publicly traded specialty finance company that invests in multiple asset classes. KKR Financial Holdings LLC is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. (Fixed Income) LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P. Additional information regarding KKR Financial Holdings LLC is available at http://www.kkr.com.

SOURCE KKR Financial Holdings LLC

http://www.kkr.com

Investor Contact

Laurie Poggi

Kohlberg Kravis Roberts & Co. L.P.

415-315-3718

Media Contact

Peter McKillop/Kristi Huller

media@kkr.com

212-750-8300